UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 21, 2006

Kellogg Company

(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-4171		38-0710690
(Commission File Number)		(IRS Employer Identification Number)

One Kellogg Square Battle Creek, Michigan 49016-3599
(Address of Principal Executive Offices, Including Zip Code)
269-961-2000
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On April 21, 2006, the share owners of Kellogg Company (the “Company”) approved the Kellogg Company Senior Executive Annual Incentive Plan (the “Plan”). The following is a brief description of the material terms of the Plan, and is qualified in its entirety by reference to the full text of the Plan, which is attached as Annex II to the Proxy Statement for the Annual Meeting of Share Owners of the Company held on April 21, 2006 (the “Proxy Statement”) filed with the Securities and Exchange Commission on March 7, 2006.

The purposes of the Plan are to specifically motivate the Company’s selected senior executive officers toward achievement of performance goals; to encourage teamwork; and to reward performance with cash bonuses that vary in relation to the achievement of the pre-established performance goals.

The Plan will be administered by the Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”), whose members qualify as “outside directors” as that term is defined under Section 162(m) of the Internal Revenue Code (“Section 162(m)”). Under the Plan, the Committee has the authority to select participants from senior executive officers holding the following titles: (i) Chairman, Vice Chairman, Kellogg Company Chief Executive Officer, or Kellogg Company President; (ii) Kellogg Company Executive Vice President; or (iii) Kellogg Company Senior Vice President. The Committee also has the authority to determine the financial and other performance criteria (“Performance Goals”), and other terms and conditions, applicable to each participant’s bonus under the Plan (“Award”) which the participant may receive for services during the Measurement Period. The Measurement Period is one fiscal year, unless otherwise established by the Committee at the time the Performance Goals are established. With respect to each participant, the Committee will establish ranges of Performance Goals which correspond to various levels of Award amounts (“Award Opportunities”) for the Measurement Period. Once established, Performance Goals and Award Opportunities may be adjusted only to mitigate the unbudgeted impact of gains and losses, accounting changes, or other events not foreseen at the time of establishment of such Performance Goals and Award Opportunities.

The Performance Goals shall be based on any one or more of the following measures (or the relevant change for any such measure): the Company’s earnings per share, return on equity, return on assets, return on invested capital, growth in sales and earnings, net sales, cash flow, discounted cash flow, cumulative cash flow, operating profits, pre-tax profits, after-tax profits, consolidated net income, unit sales volume, economic value added, costs, production, unit production volume, improvements in financial ratings, regulatory compliance, achievement of balance sheet or income statement objectives, market share and total return to share owners (including both the market value of the Company’s stock and dividends thereon), and the extent to which strategic and business goals are met. Awards will be based on the achievement of such Performance Goals. The Committee has the authority to review and certify the achievement of the Performance Goals; interpret the Plan; and establish, amend, or rescind guidelines, rules, and regulations for the Plan’s administration. Negative discretion may be used by the Committee to reduce an Award. In no event, however, will an exercise of negative discretion to reduce the Award of a participant have the effect of increasing the amount of an Award otherwise payable to any other participant. There is no obligation to treat participants uniformly under the Plan.

The total of all Awards payable to all participants for any Measurement Period shall not under any circumstances exceed one percent of the income from continuing operations of the Company and its subsidiaries, determined on a consolidated basis, and adjusted to exclude restructuring and disposition-related charges or credits, net of tax effects, and incremental and non-recurring integration costs and other financial impacts, net of tax, related to the business operations of an entity acquired by the Company (the “Maximum Bonus Awards Pool”). No participant can receive an Award for any Measurement Period greater than $3,000,000. In the event that the total of all Awards payable to participants should exceed the Maximum Bonus Awards Pool, the Award of each participant will be proportionately reduced such that the total of all such Awards paid is equal to the Maximum Bonus Awards Pool.

In general, participants must remain employed by the Company through the last day of a fiscal period to be eligible to receive an Award payment. However, if a participant dies, becomes disabled, or retires, that participant’s Award will be based on the portion of the fiscal period during which the participant is employed. The Committee also may, in its discretion, pay a pro-rated Award to other participants who leave the employment of the Company or its subsidiaries for other reasons during a fiscal period. If a participant’s employment terminates after completion of the fiscal period, but before payment of the Award, the terms of the grant will provide whether the Award shall be paid to a participant or forfeited.

The Plan replaces the Company’s prior Senior Executive Annual Incentive Plan, and will terminate on December 31, 2011. The Board and the Committee may generally amend or terminate the Plan at any time, although no amendment or termination may impair the rights of a participant under an outstanding award without that participant’s consent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kellogg Company
(Registrant)

Date: April 24, 2006	By: /s/ Jeffrey M. Boromisa
Name: Jeffrey M. Boromisa
Title: Senior Vice President and
Chief Financial Officer

EXHIBIT INDEX

99.01     Kellogg Company Senior Executive Annual Incentive Plan (incorporated by reference to Annex II to the Proxy Statement).